EX-33.1
(logo) First American
Real Estate Tax Service


LUCY PRZYBYLA
PRESIDENT
ESCROW SERVICING
PRODUCTS


REPORT ON ASSESSMENT OF COMPLIANCE

First American Real Estate Solutions of Texas, L.P. (an indirect subsidiary of The First American Corporation and "the Asserting Party") is responsible for assessing compliance as of December 31, 2007, and for the period from January 1, 2007 through December 31, 2007 ("the Reporting Period") with the servicing criteria set forth in Title 17, Sections 229.1122(d)(1)(iv), (d)(2)(v),
(d)(2)(vi), (d)(2)(vii), (d)(4)(xi), (d)(4)(xii) and (d)(4)(xiii) of the Code of
Federal Regulations applicable to the Asserting Party ("the Applicable Servicing Criteria"). The transactions covered by this report include all loans for residential and commercial mortgage loan outsourcing customers for which the Asserting Party served as the residential and commercial tax service provider ("the Platform").

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2007, and for the Reporting Period with respect to the Platform taken as a whole.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2007, and for the Reporting Period as set forth in this assertion.


FIRST AMERICAN REAL ESTATE SOLUTIONS OF TEXAS, L.P.
By: First American Real Estate Solutions LLC
    General Partner


/s/ Lucy A. Przybyla
Lucy A. Przybyla
Senior Vice President
February 12, 2008


1 First American Way, Westlake, TX 76262

817.699.6511 * 800.229.8426 * FAX 817.699.6513

lprzybyla@firstam.com * www.firstam.com